Exhibit 99.1

ARES CAPITAL CORPORATION CLOSES

PUBLIC OFFERING OF COMMON STOCK

NEW YORK, NY—February 1, 2010—Ares Capital Corporation (Nasdaq: ARCC) announced today that it has closed an underwritten public offering of 21,000,000 shares of the Company’s common stock at a price per share of $12.75 to the public, raising approximately $253.8 million in net proceeds after deducting underwriting discount and commissions and estimated offering expenses.

BofA Merrill Lynch, J.P. Morgan, SunTrust Robinson Humphrey and Wells Fargo Securities, LLC are acting as senior bookrunners for this offering.  Additional bookrunners include:  BB&T Capital Markets, BMO Capital Markets, Deutsche Bank Securities, Morgan Stanley and UBS Investment Bank.

Ares Capital expects to use the net proceeds to repay outstanding indebtedness and for general corporate purposes, including to fund investments in its investment backlog and pipeline that, as of January 21, 2010, were approximately $137.7 million and $214.9 million, respectively.  Please note that the consummation of any of the investments in this backlog and pipeline depends upon, among other things: satisfactory completion of Ares Capital’s due diligence investigation of the prospective portfolio company, Ares Capital’s acceptance of the terms and structure of such investment and the execution and delivery of satisfactory transaction documentation.

ABOUT ARES CAPITAL CORPORATION

Ares Capital Corporation is a specialty finance company that provides integrated debt and equity financing solutions to U.S. middle-market companies.  Ares Capital invests primarily in first- and second-lien loans and mezzanine debt, which in some cases includes an equity component.  To a lesser extent, Ares Capital also makes equity investments. Ares Capital is externally managed by Ares Capital Management LLC, an affiliate of Ares Management LLC, an SEC registered investment advisor and alternative asset investment management firm with approximately $33.0 billion of committed capital under management as of December 31, 2009.  Ares Capital is a closed-end, non-diversified management investment company that has elected to be regulated as a Business Development Company under the Investment Company Act of 1940.

FORWARD-LOOKING STATEMENTS

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition.  These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties.  Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission, including the prospectus supplement dated January

26, 2010 and the accompanying  prospectus dated January 26, 2010.  Ares Capital undertakes no duty to update any forward-looking statements made herein.

CONTACT

Carl Drake

Ares Capital Corporation

404-814-5204